Exhibit 10.8

Amendment to the
Amended and Restated NBT Bancorp Inc.
Supplemental Executive Retirement Plan
of Jeffrey M. Levy

The Amended and Restated NBT Bancorp Inc. Supplemental Executive Retirement Plan of Jeffrey M. Levy, effective November 5, 2009 (the “SERP”), is hereby amended as follows:

1.	The first paragraph of the Preamble is hereby amended and restated as follows:

“This Amended and Restated NBT Bancorp Inc. Supplemental Executive Retirement Plan (the “Plan”) is effective as of December 31, 2014.  The purpose of the Plan is to permit certain employees of NBT Bancorp Inc. (the “Company”), its subsidiary, NBT Bank, National Association (the “Bank”) and adopting affiliated employers to receive supplemental retirement income when such amounts would be due under the benefit and contribution formulas in the tax-qualified NBT Bancorp Inc. Defined Benefit Pension Plan and NBT Bancorp Inc. 401(k) and Employee Stock Ownership Plan but cannot be paid thereunder due to the reductions and other limitations imposed by Sections 401(a)(17), 401(k)(3), 401(m) and 415 of the Internal Revenue Code of 1986, as amended and to provide such employees’ with an aggregate retirement benefit (taking into consideration amounts paid under such Plans and social security benefits) commencing following retirement at or after age 62, subject to the terms of the Plan.  Capitalized terms are defined in Article 1 below.”

2.	Section 6 is hereby amended and restated as follows:

“6.1                     If an eligible Participant shall remain employed by the Employer until reaching his or her 62nd birthday, serving as a Full-Time Employee until such date, and subject to the other terms and conditions of this Plan, the Company shall pay such Participant a Supplemental Retirement Benefit in the fixed amount of $691,689.

6.2                       The Supplemental Retirement Benefit shall be paid to the Participant upon the payment events described in Section 7.2.”

2.	Section 7.3 is hereby amended and restated as follows:

“7.3                     The Supplemental Retirement Benefit shall be paid in five (5) equal annual installments on the first day of each year, commencing with the first installment payable on January 1 following the year of the Participant’s termination of service.”

3.	Section 8.6(b) is hereby amended and restated as follows:

“8.6                     The following provisions shall apply with respect to payment of the Supplemental Retirement Benefit after the death of a Participant:

(a)            Except as provided in Section 8.6(b), if a Participant shall die before his or her 62nd birthday, no Supplemental Retirement Benefit shall be payable.

(b)            If a Participant shall die on or after his or her 60th birthday, after he or she has retired but before having received a total of five (5) annual installments of the Supplemental Retirement Benefit, the Participant’s surviving spouse, if any, shall be paid a lump sum Supplemental Retirement Benefit in an amount equal to the balance of the unpaid annual installments within 30 days following the Participant’s death.  However, if such Participant is not married at the time of his or her death, the Company shall pay the lump sum Supplemental Retirement Benefit to the Participant’s Beneficiary.

(c)            Except as provided in Section 8.6(b), no Supplemental Retirement Benefit shall be payable if the Participant dies before the Supplemental Retirement Benefit has been paid without having a spouse who survives him or her.”

IN WITNESS WHEREOF, the Company has caused this Amendment to the Amended and Restated NBT Bancorp Inc. Supplemental Executive Retirement Plan of Jeffrey M. Levy to be effective as of December 31, 2014 and executed on the date set forth below.

PARTICIPANT

March 10, 2015		/s/ Jeffrey M. Levy
Date		Jeffrey M. Levy

NBT BANCORP INC.

March 10, 2015	By:	/s/ Martin A. Dietrich
Date		Duly Authorized Officer of NBT Bancorp Inc.